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                                                                    EXHIBIT 23.0


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
CSP Inc.


We consent to incorporation by reference in the registration statements (Nos. 2-79414 and 33-11815) on Forms S-8 of CSP Inc. of our report dated October 9, 1997, relating to the consolidated balance sheets of CSP Inc. and subsidiaries as of August 29, 1997 and August 30, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended August 29, 1997, which reports appear or are incorporated by reference in the August 29, 1997 annual report on Form 10-K of CSP Inc.



KPMG PEAT MARWICK LLP



Boston, Massachusetts
November 26, 1997